EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of ENDRA Life Sciences Inc.

We consent to the incorporation by reference in the registration statement (File Number: 333-218894) on Form S-8 of ENDRA Life Sciences Inc. of our report dated March 19, 2018, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, relating to the balance sheets of ENDRA Life Sciences Inc. as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, appearing in this Annual Report on Form 10-K of ENDRA Life Sciences Inc.

/s/ RBSM LLP

Henderson, NV

March 20, 2018